Exhibit 10.26
FUBOTV INC.

EXECUTIVE SEVERANCE PLAN
Effective August 7, 2023

This fuboTV Inc. Executive Severance Plan (this “Plan”) is effective as of August 7, 2023. The purpose of this Plan is to provide severance benefits to certain eligible, executive-level employees of fuboTV Inc. (the “Company”) whose employment with a Participating Company (as defined below) is terminated under the circumstances described below.

The Plan provides benefits to a select group of management or highly compensated employees of the Company and therefore fits within the “top hat” plan exception to many of the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

References in this Plan to “You” or “Your” are references to a Covered Employee (as defined below) of a Participating Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 5 below.

1.General Eligibility. An individual is eligible for benefits under this Plan only if he or she is a Covered Employee on the date he or she experiences a Qualifying Termination. A “Covered Employee” for purposes of this Plan means an employee of the Company or any subsidiary of the Company (each a “Participating Company”) who has been designated by the Plan Administrator as a participant in the Plan and is provided with and countersigns a Participation Agreement (as defined below). For the avoidance of doubt, you will continue to be considered a Covered Employee if you are on a Participating Company- approved leave of absence immediately prior to the date of your Qualifying Termination.

2.Qualifying Termination Outside of a Change in Control Period. If you experience a Qualifying Termination outside of a Change in Control Period, then, subject to (i) your execution and delivery of a release of claims agreement in substantially the form attached as Appendix A-1 or A-2 hereto, as applicable (each, a “Release of Claims”), on or before the twenty-first (21st) day following your Termination Date, or in the event that your Termination Date is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”)), on or before the forty-fifth (45th) day following your Termination Date (or such shorter period as determined by the Plan Administrator) and your non-revocation thereof, and (ii) your continued compliance with this Plan, including Section 17 below, then you shall be entitled to receive the following severance payments and benefits (which amounts shall be in addition to the Accrued Obligations):

(a)Severance. You shall be entitled to receive an amount equal to twelve (12) months of your Monthly Base Compensation which shall be payable in regular installments over the twelve (12) month period following the Termination Date in accordance with your Participating Company employer’s normal payroll practices, with the first of such installments to commence on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 19(e) below and with the first installment to include any amount that would have been paid had the

Release of Claims been effective and irrevocable on the Termination Date, or as otherwise provided in Section 19 below.

(b)Prorated Current Period Bonus. You shall be entitled to receive an amount of cash equal to the product of (A) one hundred percent (100%) of your Target Bonus, multiplied by (B) a fraction, the numerator of which is the number of days you were employed by a Participating Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is three hundred sixty-five (365) (the “Prorated Bonus”). Any Prorated Bonus payment shall be in lieu of any annual bonus payment that you would otherwise receive for the fiscal year in which the Termination Date occurs. The Prorated Bonus shall be payable in accordance with your Participating Company employer’s normal payroll practices in a lump sum on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 19(e) below, but in no event later than March 15 of the calendar year following the calendar year in which the Qualifying Termination occurs.

(c)Healthcare Continuation. If you, and your spouse and/or dependents have coverage on your Termination Date under a group health plan sponsored by the Company and timely and properly elect to receive continued group health plan coverage under COBRA, the Company will directly pay, or reimburse you for, one hundred percent (100%) of the premium cost for such COBRA coverage (other than for coverage under a health flexible spending account), beginning with the first month of such COBRA coverage, until the earliest of (i) the last day of the twelve (12) month period following the Termination Date (the “COBRA Continuation Period”), (ii) the date that you and/or your covered dependents become no longer eligible for COBRA, or (iii) the date you become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and you agree to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to you a taxable monthly payment equal to the monthly COBRA premium that you would be required to pay to continue your and your covered dependents’ group health coverage in effect on the Termination Date, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence in the month following the month in which the Termination Date occurs and shall end on the earliest of (x) the last day of the COBRA Continuation Period, (y) the date that you and/or your covered dependents become no longer eligible for COBRA, or (z) the date you become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and you agree to promptly notify the Company of such eligibility).

3.Qualifying Termination During a Change in Control Period. If you experience a Qualifying Termination during a Change in Control Period, then subject to (i) your execution and delivery of a Release of Claims on or before the twenty-first (21st) day following your Termination Date, or in the event that your Termination Date is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the ADEA), on or before the forty-fifth (45th) day following your Termination Date (or such shorter period as determined by the Plan Administrator) and your non-revocation thereof, and (ii) your continued compliance with this Plan, including Section 17 below, you shall be entitled to receive the following severance payments and benefits (which amounts shall be in addition to the Accrued Obligations):

(a)Severance. You shall be entitled to receive an amount equal to the sum of (i) eighteen (18) months of your Monthly Base Compensation, plus (ii) the 1.5 times your Target Bonus, payable in a lump sum on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 19(e) below, but in no event later than March 15 of the calendar year following the calendar year in which the Qualifying Termination occurs.

(b)Prorated Current Period Bonus. You shall be entitled to receive an amount of cash equal to the Prorated Bonus. Any Prorated Bonus payment shall be in lieu of any annual bonus payment that you would otherwise receive for the fiscal year in which the Termination Date occurs. The Prorated Bonus shall be payable in accordance with your Participating Company employer’s normal payroll practices in a lump sum on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 19(e) below, but in no event later than March 15 of the calendar year following the calendar year in which the Qualifying Termination occurs.

(c)Healthcare Continuation. If you, and your spouse and/or dependents have coverage on your Termination Date under a group health plan sponsored by the Company and timely and properly elect to receive continued group health plan coverage under COBRA, the Company will directly pay, or reimburse you for, one hundred percent (100%) of the premium cost for such COBRA coverage (other than for coverage under a health flexible spending account), beginning with the first month of such COBRA coverage, until the earliest of (i) the last day of the eighteen (18) month period following the Termination Date (the “CIC COBRA Continuation Period”), (ii) the date that you and/or your covered dependents become no longer eligible for COBRA, or (iii) the date you become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and you agree to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to you a taxable monthly payment equal to the monthly COBRA premium that you would be required to pay to continue your and your covered dependents’ group health coverage in effect on the Termination Date, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence in the month following the month in which the Termination Date occurs and shall end on the earliest of (x) the last day of the CIC COBRA Continuation Period, (y) the date that you and/or your covered dependents become no longer eligible for COBRA, or (z) the date you become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and you agree to promptly notify the Company of such eligibility).

(d)Equity Plan Awards. All unvested equity or equity-based awards held by you under any Company Equity Plan that vest solely based on the passage of time shall immediately become one hundred percent (100%) vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable equity award agreement).

Nothing in this Section 3(d) shall be construed to limit any more favorable vesting applicable to a Covered Employee’s equity or equity-based awards under any Company Equity Plan and/or the award agreements under which the awards were granted. The foregoing provisions are hereby deemed to be a part of each equity or equity-based awards and to supersede any less favorable provision in any agreement or plan regarding such equity or equity-based awards. For the avoidance of doubt, all equity or equity-based awards eligible for accelerated vesting pursuant to this Section 3(d) shall remain outstanding and eligible to vest following the Covered Employee’s Qualifying Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release of Claims.

4.Other Provisions Applicable to Severance Payments and Benefits; Non-Duplication of Payments or Benefits.

(a)No Duplication of Benefits. In the event of your Qualifying Termination, you shall only be entitled to receive severance benefits under Section 2 or Section 3 of this Plan, but in no event will you be entitled to benefits under more than one such section. Notwithstanding any provision of the Plan to the contrary, if a Covered Employee’s employment is terminated for any reason other than due to a Qualifying Termination, the Covered Employee shall not be entitled to receive any severance benefits under the Plan, and the Company shall not have any obligation to such Covered Employee under the Plan. Anything in this Plan to the contrary notwithstanding, a transfer of employment from the Company to an affiliate or vice versa shall not be considered a termination of employment for purposes of this Plan.

(b)Exclusive Severance Benefits. Unless otherwise determined by the Plan Administrator and specified in a Participation Agreement, this Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to Covered Employees upon a Qualifying Termination and supersedes all prior agreements, arrangements or related communications of the Company relating to separation benefits or accelerated vesting benefits on a Qualifying Termination for the Covered Employees, whether formal or informal, or written or unwritten. Notwithstanding the foregoing, the terms of the Equity Plans and any applicable equity or equity-based award agreement shall continue to govern the terms of any such equity or equity-based awards and any treatment thereunder shall continue to apply to such equity or equity-based awards to the extent more favorable than the treatment set forth in this Plan.

(c)No Duplication of Benefits. A Covered Employee shall not be entitled to any severance benefits under this Plan which duplicates a payment or benefit received or receivable by the Covered Employee under any other plan, program or arrangement of the Company. If, notwithstanding Section 4(b), a Covered Employee has a right to payments or benefits under any other plan, program or arrangement with the Company upon a Qualifying Termination that duplicate the severance benefits under this Plan, the benefits under this Plan shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s). The Plan Administrator’s decision to waive all or a portion of such reductions to the severance benefits of one employee and the amount of such reductions shall in no way obligate the Plan Administrator to waive the same reductions in the same amounts to the severance benefits of any other employees, even if similarly situated. Such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to a statutory obligation of a Participating Company.

(d)No Mitigation; No Offset. In the event of any Qualifying Termination of a Covered Employee’s employment, the Covered Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due the Covered Employee under this Plan on account of any compensation attributable to any subsequent employment that he or she may obtain.

(e)Deemed Resignation. Upon termination of a Covered Employee’s employment for any reason, the Covered Employee shall be deemed to have resigned from all offices, directorships and other positions, if any, then held with the Company or any of its affiliates, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

5.Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

(a)“Accrued Obligations” means, for a Covered Employee, the Covered Employee’s
(i) base salary earned through the Termination Date but not yet paid to the Covered Employee, (ii) any Prior Period Bonus, (iii) unreimbursed business expenses reimbursable under Company policies then in effect, and (iv) any amount accrued and arising from the Covered Employee’s participation in, or benefits accrued under any employee benefit plans, programs, policies or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b)“Awards” means each outstanding and unvested equity award held by you granted pursuant to an Equity Plan, including, without limitation, each restricted stock, stock option, restricted stock unit, performance stock unit, stock appreciation right and or other equity-based award.

(c)“Board” means the Board of Directors of the Company.

(d)“Cause” means (i) your act of dishonesty in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) your gross and willful misconduct that has a material adverse effect on the business or affairs of the Company, (iv) your unauthorized and intentional use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any material obligations under any material written agreement or covenant with the Company; (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have refused to perform your duties and have failed to cure such non-performance to the Company’s reasonable satisfaction within thirty (30) business days after receiving such notice; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. No act or failure to act by you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(e)“Change in Control” has the meaning set forth in the Company’s 2020 Equity Incentive Plan, as may be amended from time to time, or any successor plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(f)“Change in Control Period” means the period of time commencing on the date of a Change in Control and ending on the date that is twenty-four (24) months following the date of such Change in Control.

(g)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(h)“Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined in good faith by a majority vote of the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(i)“Equity Plan” means an equity incentive plan maintained by the Company.

(j)“Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, authority or responsibilities without your prior consent, but excluding for purposes of this subsection (i) any such diminution arising as a result of (A) the Company becoming part of a larger enterprise by reason of any Change in Control, and (B) a change in your job position or title unless your new duties, authority or responsibilities are materially reduced from the prior duties, authority or responsibilities; (ii) a material reduction in your base salary; provided that a reduction of less than or equal to five percent (5%) (or if there is a reduction applicable to the management team generally, a reduction of less than or equal to ten percent (10%)) of your base salary will not be considered a material reduction in your base salary; (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than fifty (50) miles from your then-present work location will not be considered a material change in geographic location; or (iv) the Company’s material breach of this Plan, provided that, for the avoidance of doubt, any changes made by the Company to this Plan required by applicable laws shall not result in a material breach of this Plan. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety

(90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(k)“Monthly Base Compensation” means (A) your annual base salary as in effect on the date of your Qualifying Termination (and without regard to any reduction in such annual base salary that gave rise to your resignation for Good Reason), divided by (B) twelve (12). Monthly Base Compensation does not include payments for incentive compensation, incentive payments, bonuses, commissions, benefits, fringe benefits, expense reimbursements, or other compensation.

(l)“Participation Agreement” means a written notice to any employee that the employee is a Covered Employee in, and eligible to receive severance benefits under, this Plan, which Participation Agreement shall be in substantially the form attached hereto as Appendix B, unless otherwise determined by the Plan Administrator.

(m)“Plan Administrator” means the Compensation Committee of the Board or such other committee or subcommittee of the Board to the extent that the Compensation Committee’s powers or authority under the Plan have been delegated to such Committee.

(n)“Prior Period Bonus” means, with respect to any Covered Employee, the Covered Employee’s earned but unpaid annual bonus, if any, for the Company’s fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs. For clarity, if the Termination Date occurs on or after the date on which the Company pays annual bonuses for the fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs, then there shall be no Prior Period Bonus.

(o)“Qualifying Termination” means (i) the termination of your employment by a Participating Company other than for Cause, or (ii) your resignation for Good Reason. A Qualifying Termination shall not include a termination due to the Participant’s death or Disability.

(p)“Target Bonus” means your target bonus pursuant to the Company’s applicable annual bonus plan (i) at the annualized rate in effect for the fiscal year in which your Qualifying Termination occurs and (ii) assuming one hundred percent (100%) achievement of individual and the Company’s performance objectives, if any (and prior to giving effect to any reduction in a Covered Employee’s target bonus in connection with a reduction in base compensation giving rise to your resignation for Good Reason). Notwithstanding the foregoing, your Target Bonus for purposes of the Plan shall be deemed to be the amount received as a bonus by you for the Company’s fiscal year preceding the date of your termination of employment if a target bonus has not been established for the then current fiscal year.

(q)“Termination Date” means the date on which you experience a Qualifying Termination.

6.Withholding. The Company shall have the right to deduct from all payments hereunder all taxes that the Company determines are required by law to be withheld therefrom. Regardless of the amount withheld, the recipient of payments, benefits, or other income (including imputed income) under the Plan shall be solely responsible for all taxes owed with respect to such payments, benefits, and other income.

7.Amendment of Plan. Prior to the consummation of a Change in Control, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason). In addition, notwithstanding the preceding, during a Change in Control Period, neither the Company nor any successor may, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Period has expired and any benefits payable have been paid. In no event shall any amendment or termination of this Plan affect the severance payments and benefits payable under this Plan to any Covered Employee whose Qualifying Termination has occurred prior to the effective date of the amendment or termination of this Plan. Any amendment or termination of the Plan will be in writing.

8.Claims Procedures. Normally, you do not need to present a formal claim to receive benefits payable under this Plan. If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator. A formal claim must be filed within one (1) year after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix C), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements, and the Plan Administrator shall provide a Claimant, on request, with a copy of such amended claims procedures. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim.

9.Plan Administration.

(a)The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under this Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

10.Plan Application. This Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to a Covered Employee upon a termination of employment and supersedes all prior agreements, arrangements or related communications of the Participating Companies relating to separation benefits or accelerated vesting benefits for the Covered Employees, whether formal or informal, or written or unwritten. Subject to the foregoing, any benefits under this Plan will be provided to Covered Employees in lieu of benefits under any other separation plan or agreement. Notwithstanding the foregoing, the terms of the Equity Plans and any applicable award agreement shall continue to govern the terms of any such Awards and any treatment thereunder shall continue to apply to such Awards to the extent more favorable than the treatment set forth in this Plan.

11.Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against any Participating Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any employee. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

12.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For the avoidance of doubt, any successor to any affiliate of the Company, including without limitation, a successor to a subsidiary of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), to all or substantially all of such affiliate’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan as such obligations relate to the employees eligible under this Plan employed by the affiliate of the Company. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s affiliate’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of a Participating Company or interfere with or restrict the right of a Participating Company to discharge or retire the employee. All employees of the Participating Companies are employed at will.

14.No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than eligible employees hereunder (or their estates or beneficiaries, in the event of an eligible employee’s death) and the Participating Companies.

15.Governing Law. The Plan is intended to be an unfunded “top hat” plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Company’s headquarters is located shall apply, excluding any that mandate the use of another jurisdiction’s laws.

16.No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 16 shall be void.

17.Restrictive Covenants.

(a)Restrictive Covenant Agreement. You hereby expressly confirm your continuing obligations to the Company and its affiliates pursuant to the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement entered into by and between you and the Company (the “Restrictive Covenant Agreement”) and/or other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between you and any Participating Company (the “Restrictive Covenants”). You acknowledge and agree that the terms of the Restrictive Covenant Agreement are incorporated by reference herein. You acknowledge that the provisions of the Restrictive Covenant Agreement and this Section 17 will survive the termination of your employment and this Plan for the periods set forth in the Restrictive Covenant Agreement.

(b)Nonsolicitation. You shall not, during the term of your employment and for a period of twelve months (12) months following the Termination Date (the “Restricted Period”), either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly, solicit or attempt to solicit away from the Company and its affiliates any of its officers or employees or otherwise encourage such officers or employees to terminate their employment relationship with the Company and its affiliates; provided, however, that a general advertisement to which an officer or employee of the Company and its affiliates responds shall in no event be deemed to result in a breach of this Section 17(b).

(c)Nondisparagement. During the term of your employment with the Company and thereafter, you shall not publicly and untruthfully disparage or defame the Company, its affiliates or their current or former officers, directors, shareholders, partners, members or affiliates, in communications with investors, clients, potential clients, competitors, the media, or other persons with whom any of the above do business or may do business.

(d)Return of Property. Upon the termination of your employment, you shall return to the Company in good working order (to the extent possible) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in your possession or control, provided that you may retain your personal copies of (i) you compensation records, (ii) materials distributed to shareholders generally and (iii) any written agreement to which you are a party. You will also deliver to the Company all passwords in use by you at the time of your termination, a list of any documents that you created or of which you are otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

(e)Remedies. It is expressly agreed that the Company and its subsidiaries and affiliates will or would suffer irreparable injury if you were to breach any of the provisions of this Section 17 and that the Company and its subsidiaries and affiliates would by reason of any such breach be entitled to injunctive relief in a court of competent jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to the Company and its subsidiaries and affiliates under this Plan or otherwise. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all severance payments and benefits payable under Section 2 and Section 3 hereof from you in the event of your breach of this Section 17.

(f)Reformation of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 17 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(g)Other Protections. Notwithstanding anything to the contrary contained herein, nothing in this Plan or the Restrictive Covenants prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Plan: (i) you shall not be in breach of this Plan, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. In addition, nothing in this Plan, the Restrictive Covenant Agreement or any Release of Claims shall prevent you from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S.

Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

18.Headings; Interpretation. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

19.Section 409A. To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Plan comply with, or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance with such intention. To the extent that any provision in this Plan is ambiguous as to its compliance with or exemption from Code Section 409A, the provision shall be read in such a manner that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(a)Separation from Service. Notwithstanding any provision to the contrary in this Plan, to the extent any payments to a Covered Employee pursuant to this Plan constitute “non-qualified deferred compensation” subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable hereunder unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of the employee’s second taxable year following the taxable year in which the Separation from Service occurs.

(b)Specified Employee. Notwithstanding any provision to the contrary in this Plan, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service or (B) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 19(b) shall be paid in a lump sum to you, and any remaining payments due under this Plan shall be paid as otherwise provided herein.

(c)Expense Reimbursements and In-Kind Benefits. To the extent that any reimbursements or in-kind benefits provided pursuant to this Plan are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Plan shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and your right to reimbursement or in-kind benefits under this Plan will not be subject to liquidation or exchange for another benefit.

(d)Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(e)Release. Notwithstanding anything to the contrary in this Plan, to the extent that any payments due under this Plan as a result of your termination of employment are subject to your execution and delivery of a Release of Claims, (i) if you fail to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revoke your acceptance of the Release of Claims thereafter, or the Release of Claims does not become effective and irrevocable within sixty (60) days following your Termination Date, you shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (ii) in any case where your Termination Date and the last day the Release of Claims may be considered or, if applicable, revoked fall in two separate taxable years, any payments required to be made to you that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if you are under forty (40) years old as of the Termination Date, the date that is seven (7) days following the Termination Date, or such shorter or longer time prescribed by the Company in the Release of Claims, and (2) if you are forty (40) years or older as of the Termination Date, the date that is twenty one (21) days following the Termination Date, or, if your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty five (45) days following such Termination Date.

20.Parachute Payments.

(a)Notwithstanding any other provisions of this Plan or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of a Covered Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (all such payments and benefits, including the payments and benefits under Section 2 and Section 3 of this Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 20(b)) of this Plan to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which a Covered Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A and (iv) reduction of any payments or benefits otherwise payable to a Covered Employee on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)All determinations regarding the application of this Section 20 shall be made by a nationally recognized accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by a Covered Employee and approved by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 20, the excess amount shall be returned promptly by the Covered Employee to the Company.

21.Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to a Covered Employee at the address listed on the Company’s personnel records and to the Company at its principal place of business to the attention of the Chief Legal Officer, or such other address as either party may specify in writing.

22.Claw-Back Provisions. By executing a Participation Agreement and becoming a Covered Employee under this Plan, you agree that the payments hereunder may be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Board or Compensation Committee thereof and as in effect from time to time, including, without limitation, the Policy for Recovery of Erroneously Awarded Compensation (as amended from time to time, the “Policy”) adopted by the Company, and (b) applicable law (collectively, the “Clawback Provisions”). In consideration of becoming a Covered Employee hereunder, you further agree that all Incentive-Based Compensation (as defined in the Policy) received by you after the Effective Date (as defined in the Policy) is subject to recovery pursuant to the Policy. To the extent the Company’s recovery rights under the Clawback Provisions conflict with any other contractual rights you may have with the Company or any affiliate, including under this Plan, you understand that the terms of the Clawback Provisions shall supersede any such contractual rights or Plan provisions. This Section 22 is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes- Oxley Act of 2002. No recovery of compensation under any Clawback Provision or otherwise, including under the Policy, will be an event that triggers or contributes to any right of a Covered Employee to resign for “Good Reason” or “constructive termination” (or similar term) under this Plan or any agreement with the Company or any affiliate of the Company. You agree that you are not entitled to indemnification or right of advancement of expenses in connection with any enforcement of the Clawback Provisions by the Company and, to the extent any agreement or organizational document purports to provide otherwise, you hereby irrevocably agree to forego such indemnification. By executing a Participation Agreement and becoming a Covered Employee under this Plan, you agree to take all required action in a reasonably prompt manner, as applicable, to enable any reduction, cancellation, forfeiture or recoupment of the payments hereunder and any other compensation in order to enable the enforcement of the Clawback Provisions.

APPENDIX A-1

Release of Claims

[FOR EMPLOYEES 40 AND OVER]

[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Plan Administrator, in its sole discretion.]

This Release of Claims (“Release”) is entered into as of , 20 , between [ ] (“Employee”) and fuboTV Inc., a Florida corporation (the “Company” and, together with Employee, the “Parties”), effective eight days after Employee’s signature hereto (the “Effective Date”), unless Employee revokes Employee’s acceptance of this Release as provided in Paragraph 1(d), below.

WHEREAS, Employee is a participant in the fuboTV Inc. Executive Severance Plan (the “Severance Plan”).

NOW, THEREFORE, in consideration of the applicable severance benefits under the Severance Plan, which are conditioned on Employee’s execution and non-revocation of this Release, the Parties agree as follows:

1.Employee’s Release of the Company. Employee agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Release as follows:

(a)On behalf of Employee and Employee’s executors, administrators, heirs and assigns, Employee hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by the Company or its affiliates or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards

Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, or any similar state law, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Notwithstanding the generality of the foregoing, Employee does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Employee’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) Employee’s right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) Employee’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Employee hereby releases Employee’s right to receive damages in any such proceeding brought by Employee or on Employee’s behalf; (iv) Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (v) Employee’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Furthermore, Employee does not release hereby any rights that Employee may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law or under any applicable insurance policy with respect to Employee’s liability as an employee of the Company; (ii) Employee’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (iii) any severance benefits to which Employee is specifically entitled as of the date of termination pursuant to the Severance Plan.

(c)EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(d)Employee acknowledges that the General Release of Claims set forth in Section 1(a) above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”). In accordance with the Older Workers Benefit Protection Act, Employee acknowledges as follows:

(i)Employee has been advised to consult an attorney of Employee’s choice before signing this Release and Employee either has so consulted with counsel or voluntarily decided not to consult with counsel;

(ii)Employee has been granted [twenty-one (21)] [forty-five (45)]1 days after Employee is presented with this Release to decide whether or not to sign it. Employee agrees that such period shall not be extended due to any material or immaterial changes to the Release. If Employee executes this Release prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the [twenty-one (21)] [forty-five (45)] day period;

(iii)Employee has carefully reviewed and considered and fully understand the terms set forth in this Release, including all exhibits hereto;

(iv)[Employee understands that Attachment 1 to this Release is a list of the job titles and ages for all individuals in Employee’s decisional unit who have been selected for the program, as well as the job titles and ages of all individuals in Employee’s decisional unit who have not been selected for the program, as of [ ], the date the Company provided this Release to Employee;]2 and

(v)Employee has the right to revoke Employee’s ADEA Release within seven (7) calendar days of signing this Release. If Employee wishes to revoke Employee’s ADEA Release, Employee must deliver written notice stating Employee’s intent to so revoke to [Insert Name], [ ], fuboTV Inc., at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

(e)Employee acknowledges that Employee will not be entitled to the severance benefits under the Severance Plan unless this Release is effective within [ ]3 days following the Employee’s Termination Date (as defined in the Severance Plan).

1 Drafting Note: To be 45 days for a group termination and 21 days for a non-group termination.
2 Drafting Note: To be included for group termination.
3 Drafting Note: To be 55 days for a group termination and 30 days for a non-group termination.

2.Employee Representations. Employee represents and warrants that:

(a)Employee has returned to the Company all Company property in Employee’s possession (other than any property that the Company has specifically permitted the Employee to keep following his or her Termination Date in writing), including without limitation, any cell phone, laptop computer or tablet;

(b)Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Severance Plan;

(c)During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and

(d)Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Release.

3.Restrictive Covenants; Cooperation. Employee reaffirms Employee’s continuing obligations under Section 17 of the Plan. In addition, Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during his or her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.

4.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

5.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [ ]4, including all matters of construction, validity and performance, without regard to conflicts of law principles.

6.Integration Clause. This Release, and the Severance Plan contain the Parties’ entire agreement with regard to the separation of Employee’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or
4 Drafting Note: To be the employee’s state of employment.

modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.

7.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

8.RIGHT TO ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH A LAWYER; BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH A LAWYER CONCERNING THIS RELEASE.

9.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.
(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	FUBOTV INC.:
Name:	Name:
Title:	Title:
Date:	Date:

[ATTACHMENT 1 TO APPENDIX A]

[Older Worker Benefit Protection Act Disclosure]

[To be included if applicable]

APPENDIX A-2

Release of Claims

[FOR EMPLOYEES UNDER 40]

[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Plan Administrator, in its sole discretion.]

This Release of Claims (“Release”) is entered into as of , 20 , between [ ] (“Employee”) and fuboTV Inc., a Florida corporation (the “Company” and, together with Employee, the “Parties”), effective as of Employee’s signature hereto (the “Effective Date”).

WHEREAS, Employee is a participant in the fuboTV Inc. Executive Severance Plan (the “Severance Plan”).

NOW, THEREFORE, in consideration of the applicable severance benefits under the Severance Plan, which are conditioned on Employee’s execution and non-revocation of this Release, the Parties agree as follows:

1.Employee’s Release of the Company. Employee agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Release as follows:

(a)On behalf of Employee and Employee’s executors, administrators, heirs and assigns, Employee hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by the Company or its affiliates or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit

Reporting Act, or any similar state law, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Notwithstanding the generality of the foregoing, Employee does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Employee’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) Employee’s right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) Employee’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Employee hereby releases Employee’s right to receive damages in any such proceeding brought by Employee or on Employee’s behalf; (iv) Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (v) Employee’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Furthermore, Employee does not release hereby any rights that Employee may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law or under any applicable insurance policy with respect to Employee’s liability as an employee of the Company; (ii) Employee’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (iii) any severance benefits to which Employee is specifically entitled as of the date of termination pursuant to the Severance Plan.

(c)EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(d)Employee acknowledges that Employee will not be entitled to the severance benefits under the Severance Plan unless this Release is effective within ten (10) days following the Employee’s Termination Date (as defined in the Severance Plan).

2.Employee Representations. Employee represents and warrants that:

(a)Employee has returned to the Company all Company property in Employee’s possession (other than any property that the Company has specifically permitted the Employee to keep following his or her Termination Date in writing), including without limitation, any cell phone, laptop computer or tablet;

(b)Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Severance Plan;

(c)During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and

(d)Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Release.

3.Restrictive Covenants; Cooperation. Employee reaffirms Employee’s continuing obligations under Section 17 of the Plan. In addition, Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during his or her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.

4.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

5.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [ ]5, including all matters of construction, validity and performance, without regard to conflicts of law principles.

6.Integration Clause. This Release, and the Severance Plan contain the Parties’ entire agreement with regard to the separation of Employee’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.

7.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

8.RIGHT TO ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH A LAWYER; BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH A LAWYER CONCERNING THIS RELEASE.

9.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

5 Drafting Note: To be the employee’s state of employment.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	FUBOTV INC.:
Name:	Name:
Title:	Title:
Date:	Date:

APPENDIX B

Participation Agreement

This Participation Agreement (the “Agreement”) with respect to participation in the fuboTV Inc. Executive Severance Plan (the “Plan”) is made as of [ ] by and between fuboTV Inc. (the “Company”) and [ ] (“Employee”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, the Company has adopted and sponsors the Plan; and

WHEREAS, Employee has been selected to participate in the Plan as a Covered Employee in accordance with and subject to the terms of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:

1.Participation. Employee has been designated as a Covered Employee in the Plan, subject to Employee executing this Agreement pursuant to which Employee has agreed to, among other things, (i) waive his or her rights to any severance benefits provided under any other agreement with the Company or arrangement or plan sponsored by the Company[, including without limitation [list any existing severance arrangement]], and (ii) amend any existing employment or other agreement by and between Employee and the Company pursuant to which Employee is entitled to receive severance benefits to remove the severance provisions from such agreement. The terms and conditions of Employee’s participation in the Plan are as set forth in the Plan and herein, and by signing below Employee hereby expressly agrees to be bound by Section 22 of the Plan.

2.Severance Benefits. Upon satisfaction of the conditions set forth in Section 2 or Section 3 of the Plan, as applicable, Employee will be eligible to receive the severance payments and benefits set forth in Section 2 or Section 3 of the Plan, as applicable, subject to compliance with the Plan, including Section 17 of the Plan. Employee acknowledges and agrees that notwithstanding anything herein, in the Plan, or otherwise to the contrary, Employee shall not be entitled to any payments or benefits from the Company under the Plan or this Agreement in connection with a Qualifying Termination of Employee’s employment with the Company unless Employee has signed and not revoked a Release of Claims as required under the Plan.

3.Interaction with Other Severance Benefit Plans or Arrangements. The severance and change in control benefits and payments provided under the Plan are intended to be and are exclusive and in lieu of any other severance and change in control benefits and payments to which Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of Employee’s employment unless otherwise specifically agreed to by the Employee and the Company in an agreement entered into after the Effective Date of the Plan. Employee agrees that he or she will be entitled to no change in control or severance benefits or payments upon a termination of employment that constitute a Qualifying Termination other than those benefits expressly set forth in the Plan. Notwithstanding the foregoing, if the Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be reduced by the value of the benefits the Employee receives by operation of applicable law or as negotiated in accordance with applicable law, as determined by the Plan Administrator in its discretion.

4.Integration Clause. The Plan and this Agreement contain the Parties’ entire agreement with regard to the subject matter hereof and thereof, and supersede and replace any prior agreements as to those matters, whether oral or written. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.

5.Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

6.Acknowledgment. By signing below, Employee acknowledges his or her designation as a Covered Employee in the Plan and his or her agreement to all of the terms and conditions of the Plan, including the covenants and agreements contained in Section 17 of the Plan (which shall apply regardless of whether you receive any payments or benefits under the Plan). Employee acknowledges receipt of a copy of the Plan, represents that Employee has read and is familiar with its provisions and the provisions of this Agreement, and acknowledges that decisions and determinations by the Plan Administrator under the Plan shall be final and binding on Employee.

7.Governing Law. The Plan and this Agreement are intended to constitute an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Company’s headquarters is located shall apply, excluding any that mandate the use of another jurisdiction’s laws.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	FUBOTV INC.:
Name:	Name:
Title:	Title:
Date:	Date:

APPENDIX C

Detailed Claims Procedures

Claims Procedure

Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Plan Administrator shall make all determinations as to the rights of any participant or other person who makes a claim for benefits under the Plan (a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.

Initial Claims

All claims shall be presented to the Plan Administrator in writing at Plan Administrator, fuboTV Inc., 1290 Avenue of the Americas, 9th Floor, New York, New York 10104. Tel: (212) 672-0055. The deadline to submit a claim is described in Section 8, subject to the temporary extension of deadlines described below. If a claim is not timely submitted, it shall be treated as having been irrevocably waived.

Claims Decisions

Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period and the date by which the Plan Administrator expects to render a decision.

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim. All appeals shall be presented to the Plan Administrator in writing at the address set forth above. The appeal will be reviewed by the Plan Administrator or its designee (the “appeals official”). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date, subject to the temporary extension of deadlines described in the paragraph below. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty
(60) days by giving the Claimant written notice prior to the termination of the initial sixty (60) day period indicating the special circumstances requiring the extension of time and the date by which a determination on appeal is expected to be rendered.

However, if the appeals official is a committee that meets at least quarterly, then the decision by the appeals official shall be made not later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the appeals official following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the appeals official shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than five (5) days after it has been made.

The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and (4) a statement of the employee’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law, any decision made in accordance with the claims procedures in this Appendix C is final and binding on all parties and shall be given the maximum possible deference allowed by law.

Exhaustion; Judicial Proceedings

No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim, the evidence presented may be strictly limited to the evidence timely presented to the Plan Administrator and the appeals official. Any such judicial proceeding must be filed by the earlier of: (a) one year after the final decision regarding the appeal or (b) one year after the participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

ADMINISTRATIVE INFORMATION
Plan Administrator:	fuboTV Inc. 1290 Avenue of the Americas, 9th Floor New York, New York Tel: (212) 672-0055
Direct Questions Regarding the Plan to:	SVP of People Operations fuboTV Inc. 1290 Avenue of the Americas, 9th Floor New York, New York Tel: (212) 672-0055

FIRST AMENDMENT TO THE
FUBOTV INC.
EXECUTIVE SEVERANCE PLAN

This First Amendment (this “First Amendment”) to the fuboTV Inc. Executive Severance Plan (the “Plan”) is made and adopted by the Board of Directors (the “Board”) of fuboTV Inc. (the “Company”), effective as of January 5, 2025 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.Section 7 of the Plan is hereby amended and restated in its entirety to read as follows:

“7. Amendment of Plan. Except as provided in this Section 7, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason); provided, however, that, notwithstanding the preceding, (a) at any time following the execution of a definitive agreement for a transaction that, if consummated, will result in a Change in Control and for twenty-four (24) months following the closing of such Change in Control (or, if earlier, the termination of the definitive agreement prior to the consummation of such Change in Control), or (b) at any time during any Change in Control Period, neither the Company nor any successor may without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Covered Employee from becoming eligible for benefits under the Plan or (ii) reduces or alters to the detriment of the Covered Employee the benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Period has expired and any benefits payable have been paid. In no event shall any amendment or termination of this Plan affect the severance payments and benefits payable under this Plan to any Covered Employee whose Qualifying Termination has occurred prior to the effective date of the amendment or termination of this Plan. Any amendment or termination of the Plan will be in writing.”

2.A new Section 9(c) is hereby added to the Plan as follows:

“(c) Notwithstanding anything in the Plan to the contrary, following a Change in Control, the Policy as applied to benefits under the Plan shall be no broader than immediately prior to the Change in Control except to the extent required by law.”

3.Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.